FEBRUARY 1, 2006

XLGENERATION AG TO SPONSOR 'PLANETFUTBOL' IN BARCELONA

XLGENERATION AG APPOINTS TOP U.S. PLAYER AS NORTH AMERICAN SALES DIRECTOR

XLGeneration International Inc. (OTCBB:XLGI), announced today that its wholly-owned subsidiary, XLGeneration AG, a leading provider of artificial turf products and other leisure and sports surfaces, will be the major title sponsor of the upcoming Planetfutbol biennial event. The Planetfutbol event will be held in Barcelona, Spain from April 19 to April 23, 2006. With 500,000 expected visitors, Planetfutbol is the world's most important international football fair. Football clubs, professional associations and official sports governing bodies will take part in the event. Planetfutbol has the endorsement of the R.F.E.F. (Spanish Royal Football Federation) and the LFP (Professional Football League).

XLGeneration AG will provide 2,250 square meters of its XLTurf product for the installation of 3 small football surfaces and for use in the event's VIP area. XLGeneration AG will also have four booths strategically located at the Planetfutbol fairgrounds. This event represents an opportunity for XLGeneration AG to showcase its products in a country increasingly dedicated to the use of artificial turf. As noted by Mr. Angel Maria Villar, President of the Spanish Football Federation in the January 5, 2006 edition of the Spanish magazine "20 minutos," "The future of football lies in artificial turf because it enables practice in any weather conditions."


"MAJOR LEAGUE" APPOINTMENT AT XLGENERATION AG

H.E. Ambassador Alain Lemieux, President and CEO of XLGeneration AG, is pleased to announce the appointment of Mr. Eric Wynalda as XLGeneration AG's North America Sales Director.

Mr. Wynalda is one of the most famous soccer players in the United States. He played in three World Cups (1990, 1994 and 1998). He played106 times for the national team from 1990 through 2000 and he holds the national team's scoring record with 34 goals.

Eric Wynalda is the first American-born striker to play professionally in Europe. He played three seasons in the Germany First Division with Saarbruken and Bochum. He returned to the U.S. to play professional soccer in the newly formed Major League Soccer (MLS). He played for San Jose, Miami, New England and Chicago. In 1996, he was named the U.S. Male Soccer Athlete of the year by the United States Soccer Federation. He was inducted into the National Soccer Hall of Fame in 2004.

In the same year, Mr. Wynalda was hired by ABC/ESPN as a game analyst for Major League Soccer. His commentary and opinions on the game are highly appreciated by fans. He will be the face and the voice of the 2006 World Cup for the network.

XLGeneration AG believes that Mr. Wynalda's experience and knowledge of the American soccer industry will be a great asset.

Mr. Wynalda was present on behalf of XLGeneration AG at the 59th Annual NSCAA (National Soccer Coaches Association of America) Convention that took place from January 18 to January 22, 2006 at the Pennsylvania Convention Center in Philadelphia.


The NSCAA is the largest coaches' organization in the United States, with more than 17,000 members. Its convention is among the most important soccer events in the country.

The XLTurf system products are portable, easy to install, environmental friendly, help prevent sports related injuries and offer long-term shape and efficiency. XLTurf's unique EPP pad offers great possibilities for the playground and residential markets.

XLGeneration AG is a major supplier of artificial turf surfaces. Based in Zug, Switzerland, it holds the worldwide commercial and manufacturing rights for the revolutionary "XL technology" protected by a web of patent/patent applications in up to 42 jurisdictions. XLGeneration AG was the first company in its industry to join, in 2005, the United Nations Global Compact Initiative, a worldwide environmental and human effort seeking to reduce the negative impacts of the globalization. For more information about XLGeneration AG, please visit www.xlgeneration.ch.

This press release includes projections of future results and "forward-looking statements" as that term is defined in Sections 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. The Company cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Company's SEC filings. The Company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the Company's business, please refer to the risks and uncertainties detailed from time to time in the Company's SEC filings.


XL Generation AG is the worldwide exclusive licensee of XL Turf and XL Generation trademarks.

XL Generation International Inc.
Investor Relations, 514-845-4687
investor@quevest.com